Exhibit 10.1

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (“Agreement”), is entered into as of February 15, 2019, between Flowers Foods, Inc., a Georgia corporation (“Company”), and Allen Shiver (“Executive”) (collectively referred to as “Parties”).

1.    Background and Purpose. Executive has been employed by Company for approximately 40 years and has been in a position of special responsibility and trust with Company during his employment as Chief Executive Officer (“CEO”) with access to highly sensitive, valuable, confidential and proprietary information regarding, among other things, Company’s methods of operations, current and future business plans and strategies, personnel and finances, and other confidential and/or non-public information. Company and Executive have mutually decided that Executive will retire from Company effective May 23, 2019 to facilitate an orderly transition of duties to his successor. Therefore, the Parties wish to formally document Executive’s planned retirement and transition services and resolve all outstanding issues between them. This Agreement accomplishes a written statement of Executive’s continuing employment duties and compensation and other benefits, Executive’s ongoing covenants and commitments to Company, and a release and resolution of all outstanding issues between the Parties.

2.    Retirement Date. The Parties agree that Executive will retire from his current role as CEO on May 23, 2019 (the “Retirement Date”), except as otherwise provided in Section 6, at which time Executive’s employment will terminate. Effective as of the Retirement Date, or such earlier date as otherwise provided under Section 6, Executive will step down as an employee and officer of Company and resign from all directorships, officer positions/titles and other positions he holds with Company or any of its subsidiaries or affiliates. Executive will promptly execute any other documents to effectuate such Retirement and other resignations, as requested by Company.

3.    Transition and Advisory Services. During the period from the Retirement Date through December 31, 2019, Executive shall make himself reasonably available as Special Advisor to the successor to Executive’s CEO role to provide such assistance and cooperation to Company to ensure an orderly transition of Executive’s responsibilities to his successor and to assist such other assistance as may be requested by his successor regarding historical Company information (the “Transition Services”). At all times that Executive is providing any Transition Services, Executive agrees and understands that as part of his provision of the Transition Services, Executive may receive Trade Secret and Confidential Information as those terms is defined in Section 12. Executive further agrees that the terms of Section 12 will apply to any Trade Secret or Confidential Information to which Executive gains access to as part of his provision of the Transition Services.

4.    Compensation and Benefits. In consideration of Executive’s execution of this Agreement, Company’s continued employment of Executive through the Retirement Date and Executive’s provision of the Transition Services, and provided that Executive continues to comply with the Agreement’s terms and conditions, Executive will receive the following:

(a)

Base Salary. Company shall pay Eighty-Three Thousand, Three Hundred and Thirty-Three Dollars ($83,333.00) per month, less applicable taxes, deductions and withholdings as required by law, such amount to be paid in accordance with the Company’s normal payroll cycle beginning on the first pay period after the Effective Date of this Agreement and continuing until the Retirement Date, or until Executive’s employment is terminated pursuant to Section 6. These payments shall be reported to the Internal Revenue Service (“IRS”) on appropriate forms and to other appropriate taxing authorities as required.

(b)

Standard Benefits Package. Executive shall continue to be eligible to participate for as long as he is an employee, on a basis which is no less favorable than is provided to other similarly situated employees of the Company, in those benefit programs of Company (excluding any severance plans or practices, or any other plans, awards or programs governed by Company’s 2014 Omnibus Equity and Incentive Compensation Plan, including but not limited to any 2019 annual incentive bonus plan or 2019 performance stock agreements, except to the extent set forth herein), as determined from time to time by the Company. The Executive acknowledges that Company may change their benefit programs from time to time, which may result in certain benefit programs being amended or terminated for Executive and/or Company’s similarly situated employees.

(c)

Retirement Payment. Provided that Executive’s employment with Company is not terminated before the Retirement Date, Company shall pay Executive a lump sum payment in the amount of One Million Three Hundred Nineteen Thousand and Two Hundred Thirty-One Dollars ($1,319,231.00), such payment representing 40 weeks of base pay and 26 weeks of pro rata 2019 annual target bonus, and 6 months of COBRA coverage, less applicable taxes, deductions and withholdings as required by law, no later than sixty (60) days after the Retirement Date, provided that Executive has timely executed and not revoked the Reaffirmation of Release of all Claims attached hereto as Exhibit A (the “Reaffirmation”). Executive understands and agrees that Company shall not provide the Retirement Payment until after the Retirement Date and only after Executive’s execution of the Reaffirmation covering the period from the date Executive signs this Agreement through the Retirement Date.

(d)

Executive agrees and acknowledges that, but for the promises contained in this Agreement, Executive would not be entitled to the consideration set forth in this Section 4. The foregoing payments and benefits provided under this Section 4 shall be in lieu of and discharge any and all obligations of Company to Executive for any rights or claims of any type, including but not limited to, any and all rights that Executive may have arising out of Executive’s employment with Company, including but not limited to Executive’s retirement or Executive’s rights or claims of any type arising out of Company’s 2014 Omnibus Equity and Incentive Compensation Plan (including but not limited to the 2019 Annual Incentive Bonus Plan, the 2019 Performance Stock Agreement or any such bonus plan or stock agreement that might be approved and adopted by the Company before the Retirement Date), any Company severance plan or practice, or any other Company plan, policy, practice, or any offer letter or contract of any type, or any other expectation of remuneration or benefit on the part of Executive.

(e)

Executive expressly understands and acknowledges that Company agrees to provide the above-stated payments and benefits in exchange for Executive’s compliance with the terms set out in this Agreement. If Executive fails to comply with any of his obligations under this Agreement described above, Executive understands and acknowledges that Company may cease making any of the above-described payments and benefits. In addition, if Company, in its sole discretion, determines that Executive violated any law or Company policy or engaged in any conduct contrary to Company’s interest while a Company employee during the term for payment described above, Executive understands and acknowledges that Company may cease making any of the above-described payments and benefits. Executive also acknowledges that if any payments are made to Executive under this Agreement, but are suspended as a result of a breach by Executive of any provision of this Agreement, then the payments made to Executive are satisfactory and adequate consideration for the covenants and releases made by Executive herein.

(f)

Benefits Vested as of the Retirement Date. Executive will retain all benefits vested as of the Retirement Date under Company’s 2018 Annual Incentive Bonus Plan, the 2017 Performance Stock Agreement, Company’s 401(k) Retirement Savings Plan, Company’s Retirement Plan No. 1, Company’s Executive Deferred Compensation Plan, and Company’s Supplemental Executive Retirement Plan.

5.    Other Benefits. All other benefits not described in this Agreement above shall cease as of the Effective Date of this Agreement. Executive acknowledges and agrees that, other than the payments and benefits expressly set forth in this Agreement, Executive has received all compensation to which he is entitled from Company, and Executive is not entitled to any other payments or benefits from Company, including but not limited to, any and all rights that Executive may have arising out of Company’s 2014 Omnibus Equity and Incentive Compensation Plan (including but not limited to the 2019 Annual Incentive Bonus Plan, the 2019 Performance Stock Agreement or any such bonus plan or stock agreement that might be approved and adopted by the Company before the Retirement Date), any Company severance plan or practice, or any other Company plan, policy, practice, or any offer letter or contract of any type, and such plans policies, practices, offer letters and contracts are hereby so amended, or any other expectation of remuneration or benefit on the part of Executive, including but not limited to any payments for wages or vacation.

6.    Termination of Employment.

(a)	Executive agrees that his employment shall automatically terminate on the earlier of: (i) the Retirement Date or (ii) the last day of the month in which Executive dies.

(b)	Company may immediately terminate Executive’s employment for cause upon delivery of notice to Executive that the Company, in its sole discretion, has determined that Executive has engaged in any of the following: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper use or disclosure of the Company’s trade secret, confidential or proprietary information; (iii) any action by Executive that has a material detrimental effect on the reputation or business of Company (or any subsidiary, division or business unit); (iv) Executive’s inability or unwillingness to perform assigned duties (other than as a result of disability); (v) the conviction (including any plea of guilty or no contest) for any criminal act, or any other violation of law that impairs Executive’s ability to perform his job; (vi) violation of the Company’s Code of Conduct or other policies; or (vii) a breach of this Agreement.

(c)

In the case of early termination of Executive’s employment under Section 6(b) or Executive’s voluntary resignation before the Retirement Date, Executive shall be entitled to receive only the payments and benefits listed in Sections 4(a) and 4(b) through the last day of employment. Executive further understands and agrees that if any payments are made to Executive under this Agreement but are ended as a result of his early termination under this Section 6, then the payments and benefits made to Executive are satisfactory and adequate consideration for the covenants and releases made by Executive herein.

7.    Adequate Consideration. The Parties hereby acknowledge the receipt and sufficiency of the consideration for the mutual benefits and obligations contained in this Agreement. Executive understands and agrees that payment of any of the benefits described herein is not required by law and is not required by Company’s policies and procedures. Executive also acknowledges that a portion of the consideration for this Agreement is Executive’s ongoing compliance with the terms of the Agreement over time. Executive also acknowledges that if any payments are made to Executive under the terms of this Agreement, but are suspended pursuant to Section 4(e), then the payments made to Executive are satisfactory and adequate consideration for the covenants and releases made by Executive herein.

8.    Release by Executive.

(a)

Executive waives any and all claims and hereby releases and forever discharges Company and each and all of its current and former affiliated business entities, sister corporations, predecessors, successors, affiliates, assigns, partners, insurers, guarantors, shareholders, board members, and each and all of their officers, directors, representatives, employees, agents, attorneys and other representatives (the “Released Parties”) from any and all claims and causes-of-action, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, suits, rights, demands, losses, debts, costs and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, contingent or absolute, matured or unmatured, whether brought individually, as a member or representative of a class, or derivatively on behalf of Company or shareholders of Company, arising prior to the Effective Date, which Executive now has or ever had against the Released Parties (collectively the “Claims)”, including, but not limited to, any and all matters related in any way to Executive’s employment with, compensation by or retirement from Company, Executive’s ownership of Company stock, and any claims or causes-of-action under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Family Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and any other federal, state or local anti-discrimination or anti-retaliation laws, and any other statutory, contractual, or tort, or equitable claims related in any manner to Executive’s employment, retirement from employment with Company or his status as a shareholder of Company.

(b)

This Agreement does not prohibit the following rights or claims: (1) claims that first arise after Executive signs the Agreement or which arise out of or in connection with the interpretation or enforcement of the Agreement itself; (2) Executive’s right to file a charge or complaint with the EEOC or other federal or state agency, or his ability to participate in any investigation or proceeding conducted by such agency, except Executive agrees and understands that he will not seek or accept any personal relief including, but not limited to, an award of monetary damages or reinstatement to employment, in connection with such a charge or claims (provided, however, and for the avoidance of doubt, nothing herein prevents Executive from receiving any whistleblower award); and (3) any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute. If it is determined that any Claim covered by this Agreement cannot be waived as a matter of law, Executive expressly agrees that the Agreement will nevertheless remain valid and fully enforceable as to the remaining released Claims.

(c)

By signing this Agreement, Executive understands that he voluntarily and knowingly waives any and all of his rights or claims under the federal Age Discrimination in Employment Act of 1967 (ADEA), as amended, that may have existed prior to the date he signs the Agreement. However, Executive is not waiving any future rights or claims under the ADEA or Title VII of the Civil Rights Act for actions arising after the date he signs this Agreement.

(d)

Executive understands that he is releasing Claims that he may not know about, and that is his knowing and voluntary intent. Executive expressly waives all rights that he might have under any law that is intended to prevent unknown Claims from being released. Executive understands the significance of doing so.

9.    Government Proceedings. Executive represents and warrants that he has not made, filed or lodged any complaints, charges or lawsuits or otherwise directly or indirectly commenced any proceeding against Company and/or any Released Parties with any governmental agency, department or official; any regulatory authority, court, or other tribunal; and/or any other dispute resolution body. Nothing in this Agreement (or any other agreement incorporated by reference herein) shall be construed to prevent Executive from providing truthful testimony under oath in a judicial or administrative proceeding or to prohibit or interfere with Executive’s right to participate as a complainant or witness in any federal, state or local governmental agency investigation (including but not limited to any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to the Company. Employee is waiving, however, his right to any monetary recovery or relief (including but not limited to reinstatement of his employment) should the EEOC or any other government agency or commission pursue any claims on his behalf; provided however, and for the avoidance of doubt, nothing herein prevents Executive from receiving any whistleblower award. Further, nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

10.    Tax Indemnification. In the event that it is subsequently determined by any federal, state, or local taxing authority that Executive owes any additional taxes with respect to this Agreement, it is expressly agreed that the determination of any tax liability, if any, is between Executive and that taxing authority, and that Company will not be responsible for the payment of such taxes, including any interest and penalties. Executive further agrees to indemnify and hold Company harmless from any and all loss, costs, expenses, interest, payments, or penalties incurred by it as a result of adhering to the withholding elections provided by Executive and, as a result, not making certain deductions from the payments set forth above in the event said payments should later be deemed taxable.

11.    Non-Admission of Liability. Executive acknowledges and agrees that this Agreement shall not in any way be construed as an admission by Company that it acted wrongfully with respect to Executive or any other person(s), or that Executive has any rights whatsoever against Company or any Released Party. Company specifically disclaims any liability to or wrongful acts against Executive or any other person(s).

12.    Restrictive Covenants.

(a)

Non-Disclosure of Confidential Information. In view of the fact that Executive’s work for Company has afforded Executive access to Company’s Confidential Information not readily available to the public, Executive agrees that all Confidential Information and all physical embodiments thereof are confidential to Company, and will remain Company’s sole and exclusive property. Executive warrants and agrees that he will not reproduce, use, distribute, disclose, publish, misappropriate, or otherwise disseminate any Confidential Information and will not take any action causing, or fail to take any action to prevent any Confidential Information to lose its character as Confidential Information through no fault, either directly or indirectly, of Executive.

(b)

Non-Disclosure of Trade Secrets. In view of the fact that Executive’s work for Company and the provision of the Transition Services affords Executive access to Company’s Trade Secrets not readily available to the public, Executive agrees that all Trade Secrets and all physical embodiments thereof are confidential to Company and will remain Company’s sole and exclusive property. Executive warrants and agrees that he will not reproduce, use, distribute, disclose, publish, misappropriate, or otherwise disseminate any Trade Secrets and will not take any action causing, or fail to take any action to prevent, any Trade Secret to lose its character as a Trade Secret until and unless such Trade Secrets lose their status as Trade Secrets through no fault, either directly or indirectly, of Executive.

(c)

Return of Confidential Information and Trade Secrets. All Confidential Information, Trade Secrets, and other Company records, files, memoranda, reports, lists, materials, drawings, designs, proposals, plans, sketches, documents, computer programs, disks, computer printouts, and the like (together with all copies thereof) relating to Company’s Business, which Executive uses, prepares, or comes in contact with during the course of, or as a result of, his employment with Company or the provision of the Transition Services are the sole property of Company. Executive shall return all such materials, including copies, to Company at any time upon request by Company and immediately upon the Retirement.

(d)

Non-Competition. Through and for a period of two years after the Retirement Date, Executive shall not, either directly or by assisting others, on Executive’s own behalf or on behalf of any other person or entity of any kind, perform or provide services that are the same as or substantially similar to the services that Executive conducted, performed or provided on behalf of Company in his position as CEO for a Competing Business within the Restricted Area.

(e)

Non-Solicitation of Customers, Vendors or Contractors. Through and for a period of two years after the Retirement Date, Executive shall not, either directly or by assisting others, on Executive’s own behalf or on behalf of any other person or entity of any kind, attempt to influence, solicit, recruit, encourage, persuade, or induce any customer, vendor, or contractor of Company with whom Executive had Material Contact to leave the service or terminate or lessen a business relationship with Company or for the purpose of selling any products or services for a Competing Business.

(f)

Non-Solicitation of Employees. Through and for a period of two years after the Retirement Date, Executive shall not, either directly or by assisting others, on Executive’s own behalf or on behalf of any other person or entity or any kind, solicit or attempt to solicit Company’s employees to leave their employment with Company, or disrupt or attempt to disrupt the relationship between Company and any of its consultants, agents, representatives, or vendors. The provisions of this paragraph shall only apply to those persons employed by Company at the time of the solicitation or attempted solicitation and shall not restrict the hiring of any person which occurred without any recruitment or solicitation by Employee.

(g)	For the purposes of this Section 12:

(i)

“Competing Business” means any business which manufactures, sells, markets or distributes breads, buns, rolls, tortillas, snack cakes or other bakery products as conducted by Company within two (2) years prior to the Retirement Date.

(ii)

“Confidential Information” means all information which is known only to Executive or Company, other employees of Company, or others in a confidential relationship with Company, and, in each case, is related to Company’s business, including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which Executive acquired or obtained by virtue of work performed for Company, or which Executive may have acquired knowledge of during the performance of said work.

(iii)	“Material Contact” means contact between Executive and each customer or potential customer of Company within two years before the Retirement Date

(A)	With whom Executive dealt on behalf of Company;

(B)	Whose dealings with Company were coordinated or supervised by the Company;

(C)	About whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s employment with Company; and

(D)

Who receives products or services authorized by Company, the sale or provision of which results or resulted in compensation, commissions or earnings for Executive within two years prior to the Retirement Date;

(iv)

“Restricted Area” means the United States of America (collectively and individually the states of Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming, the District of Columbia, and the territories of American Samoa, Guam, the Northern Mariana Islands, Puerto Rico and the U.S. Virgin Islands); Canada (collectively and individually the provinces of Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec and Saskatchewan; and

(v)

“Trade Secret” means information, without regard to form (including technical or nontechnical data), a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential Customers or suppliers that is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(h)	Executive agrees to inform any potential new employer, prior to accepting employment, of the existence of the Restrictive Covenants contained in this Section 12.

(i)

Remedies for Breach of Section 12. Executive acknowledges that the covenants specified in this Section 12 contain reasonable limitations as to time, geographic area, and scope of activities to be restricted and that such covenants do not impose a greater restraint on Executive than is necessary to protect the goodwill, Confidential Information, Trade Secrets, customer and employee relations, and other legitimate business interests of Company. Executive also acknowledges and agrees that any violation of the restrictive covenants set forth in this Section 12 would bestow an unfair competitive advantage upon any person or entity, which might benefit from such violation, and would necessarily result in substantial and irreparable damage and loss to Company. Accordingly, in the event of a breach or a threatened breach by Executive of Section 12 of this Agreement, Company shall be entitled to an injunction restraining Executive from such breach or threatened breach, as well as recovery of its costs and reasonable attorneys’ fees. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from Executive. In the event that Company should seek an injunction hereunder, Executive waives any requirements that Company post a bond or any other security.

(j)	Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement,

(i)

Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a Trade Secret that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)

If Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose a Trade Secret to Executive’s attorney and use the Trade Secret information in the court proceeding if Executive: (i) files any document containing the Trade Secret under seal; and (ii) does not disclose the Trade Secret, except pursuant to court order.

13.    Non-Disparagement. Executive agrees that he will not make, utter or issue, or procure any person, firm, or entity to make, utter or issue, any statement in any form, including written, oral and electronic communications, which conveys negative or adverse information concerning Company, the Released Parties, their business, their actions or their officers, directors, shareholders or employees, to any person or entity (including, without limitation, Company employees, independent contractors, investors, shareholders, lenders, bankers, press, etc.).

14.    Agreement to Cooperate. Notwithstanding Executive’s retirement, for a period of two (2) years after to the statute of limitation for any potential dispute, claim or litigation, Executive agrees that, to the extent required by Company at any time in the future, he will cooperate and provide information and assistance to Company in any dispute, proceeding, arbitration, investigation or litigation involving Company about which Executive has knowledge or involvement as a result of his employment with Company, including providing whatever information he has available to Company, its attorneys, agents or contractors, as well as meeting with Company’s officials, attorneys, agents or contractors, if requested to do so. Executive expressly agrees and understands that, at Company’s request, he shall make himself available for meetings on reasonable terms as such meetings may be necessary to effectuate the business of Company and/or to provide for the defense or representation of Company in any dispute, proceeding, arbitration, investigation or litigation involving Company. During any such activity, Executive will be reimbursed for reasonable and customary expenses in accordance with Company’s Travel and Expense Reimbursement policies and procedures.    If Executive is ever contacted by any person or entity seeking information about Company or contemplating or maintaining any claim or legal action against it, or by any agent or attorney of such person, Executive agrees that he will, to the fullest extent permitted by law, notify Company of any such request within forty-eight (48) hours of receipt, and before providing such information, provide Company ten (10) days to challenge release of the information, unless prohibited by applicable law. In addition, Executive agrees that he will not assist or cooperate with any person or entity who is contemplating or maintaining any claim or legal action against Company in connection with any such action, unless compelled by subpoena or otherwise required by law.

15.    Return of Company Property. Executive agrees, by the Retirement Date, to return all property of Company given to Executive to facilitate Executive’s work for Company.

16.    Consultation with Attorney. By signing below, Executive represents and warrants that he has been offered a period of at least twenty-one (21) calendar days to consider this Agreement. Executive acknowledges that if he signs this Agreement prior to the expiration of the 21-day period, that he did so voluntarily. By signing this Agreement, Executive further acknowledges and agrees that:

(a)	he has carefully read and understands the terms of this Agreement;

(b)

he has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

(c)

the only consideration for signing this Agreement are the terms stated herein and no other promise, agreement or representation of any kind has been made to Executive by any person or entity whatsoever to cause his to sign this Agreement; and

(d)	Company advised Executive of his right to consult with an attorney before signing this Agreement.

17.    Revocation Period. Executive may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement (“Revocation Period”). Any revocation within this period must be submitted, in writing, to Steve Avera, Chief Legal Officer, and state, “I hereby revoke my agreement to enter into the Separation Agreement.” The revocation must be personally delivered to Mr. Avera within seven (7) calendar days of Executive’s execution of this Agreement. If Executive revokes this Agreement, then this Agreement shall terminate and be of no further force and effect. If Executive does not revoke this Agreement prior to the eighth (8) day after Executive’s signing, Executive agrees that this Agreement shall become enforceable on the eighth (8) day after his signing (the “Effective Date”).

18.    Severability. Executive and Company agree that if any provision of this Agreement is unenforceable, that provision either may be enforced to the maximum extent allowed by law, modified as necessary to make it fully enforceable, or considered severed from this Agreement. The parties agree that any unenforceable provision does not invalidate any other provision of this Agreement, or the Agreement in its entirety, and they agree they will continue to fulfill all other obligations hereunder. If any phrase, clause or provision in this Agreement is deemed to be unreasonable, onerous or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible under the law.

19.    Governing Law. The laws of the State of Georgia shall govern the validity and interpretation of this Agreement, without regard to conflict of laws provisions.

20.    Section 409A. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly; provided, however, that Company and the other Released Parties shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive due to any failure to comply with Section 409A of the Code. In furtherance thereof, the terms of this Agreement, to the extent necessary, may be modified to be exempt from and so comply with Section 409A of the Code. The Parties intend that the Retirement Date shall be the date of Executive’s “separation from service” for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in this

Agreement, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Section 409A of the Code, such payment or benefit shall be paid or provided at a date which is the earlier of (i) the first day of the seventh month after such separation from service and (ii) the date of Executive’s death. Each payment under this Agreement as a result of the separation of Executive’s service shall be considered a separate payment for purposes of Section 409A of the Code.

21.    Plain Meaning and Drafting. This Agreement shall be interpreted in accordance with the plain meaning of its terms. Although the initial draft of this Agreement has been drafted by counsel for Company, the Parties agree that this Agreement cannot be construed in favor of or against any of the Parties to this Agreement. The Parties agree that they have had the opportunity to consult with counsel of their choosing with respect to the terms of this Agreement.

22.    No Representations. Executive represents and acknowledges that in executing this Agreement, Executive does not rely and has not relied upon any representation or statement not set forth herein made by Company, by any of the Released Parties or by any of Company’s or Released Parties’ agents, representatives, members, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

23.    Sole and Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all other prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement shall not be modified except in writing.

24.    Remedies and Forum Selection. Except as permitted by Section 12(i), any controversy or claim arising out of or relating to this Agreement, including any claimed breach of the Agreement, or any other dispute between the Parties of any nature, shall be submitted to and settled exclusively before a single arbitrator in the forum of JAMS located in Atlanta, Georgia and conducted in accordance with the National Rules for the Resolution of Employment Disputes. Should either party file an action to enforce the terms of this Agreement, the prevailing party in such action shall be awarded reasonable attorneys’ fees and costs incurred in bringing such action, in addition to any other remedies available in law or in equity.

25.    Taxes. Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as Company is required to withhold pursuant to any applicable law, regulation or ruling.

26.    Counterparts. This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one entire original Agreement. Facsimile and/or scanned-and-emailed signatures are acceptable as originals.

IN WITNESS WHEREOF, Allen Shiver and Flowers Foods, Inc. have executed this Agreement as of the date written below their requisite signatures.

BY SIGNING THIS RELEASE, EXECUTIVE STATES THAT: HE HAS READ IT; HE UNDERSTANDS IT AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS; HE AGREES TO ALL THE TERMS CONTAINED WITHIN THE AGREEMENT; HE IS AWARE OF HIS RIGHTS TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; HE HAS CONSULTED WITH HIS ATTORNEY BEFORE SIGNING IT; HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

By:	/s/ Allen Shiver

Allen Shiver

Date: February 15, 2019

Flowers Foods, Inc.

By:	/s/ R. Steve Kinsey

Its:	Chief Financial Offer and Chief Administrative Officer

Date: February 15, 2019

EXHIBIT A

Reaffirmation of Release of All Claims

(To Be Executed On or After the Retirement Date)

In exchange for, and as a condition to receipt of the payment set forth in Paragraph 4(c) of the Retirement Agreement and General Release between Allen Shiver (“Executive”) and Flowers Foods, Inc., a Georgia corporation (“Company”), dated February 15, 2019 (the “Retirement Agreement”), Company and Executive have entered into this Reaffirmation of Release of All Claims (the “Reaffirmation”) as of the last date set forth on the signature page hereto.

1.    Release by Executive.

(a)

Executive waives any and all claims and hereby releases and forever discharges Company and each and all of its current and former affiliated business entities, sister corporations, predecessors, successors, affiliates, assigns, partners, insurers, guarantors, shareholders, board members, and each and all of their officers, directors, representatives, employees, agents, attorneys and other representatives (the “Released Parties”) from any and all claims and causes-of-action, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, suits, rights, demands, losses, debts, costs and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, contingent or absolute, matured or unmatured, whether brought individually, as a member or representative of a class, or derivatively on behalf of Company or shareholders of Company, arising prior to the Effective Date, which Executive now has or ever had against the Released Parties (collectively the “Claims)”, including, but not limited to, any and all matters related in any way to Executive’s employment with, compensation by or retirement from Company, Executive’s ownership of Company stock, and any claims or causes-of-action under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Family Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and any other federal, state or local anti-discrimination or anti-retaliation laws, and any other statutory, contractual, or tort, or equitable claims related in any manner to Executive’s employment, retirement from employment with Company or his status as a shareholder of Company.

(b)

This Reaffirmation does not prohibit the following rights or claims: (1) claims that first arise after Executive signs the Reaffirmation or which arise out of or in connection with the interpretation or enforcement of the Reaffirmation itself; (2) Executive’s right to file a charge or complaint with the EEOC or other federal or state agency, or his ability to participate in any investigation or proceeding conducted by such agency, except Executive agrees and understands that he will not seek or accept any personal relief including, but not limited to, an award of monetary damages or reinstatement to employment, in connection with such a charge or claims (provided, however, and for the avoidance of doubt, nothing herein prevents Executive from receiving any whistleblower award); and (3) any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute. If it is determined that any Claim covered by this Reaffirmation cannot be waived as a matter of law, Executive expressly agrees that this Reaffirmation will nevertheless remain valid and fully enforceable as to the remaining released Claims.

(c)

By signing this Reaffirmation, Executive understands that he voluntarily and knowingly waives any and all of his rights or claims under the federal Age Discrimination in Employment Act of 1967 (ADEA), as amended, that may have existed prior to the date he signs this Reaffirmation. However, Executive is not waiving any future rights or claims under the ADEA or Title VII of the Civil Rights Act for actions arising after the date he signs this Reaffirmation.

(d)

Executive understands that he is releasing Claims that he may not know about, and that is his knowing and voluntary intent. Executive expressly waives all rights that he might have under any law that is intended to prevent unknown Claims from being released. Executive understands the significance of doing so.

2.    Non-Litigation. Executive represents and warrants that he has not made, filed or lodged any complaints, charges or lawsuits or otherwise directly or indirectly commenced any proceeding against Company and/or any Released Parties with any governmental agency, department or official; any regulatory authority, court, or other tribunal; and/or any other dispute resolution body.

3.    Government Proceedings. Nothing in this Reaffirmation (or any other agreement incorporated by reference herein) shall be construed to prevent Executive from providing truthful testimony under oath in a judicial or administrative proceeding or to prohibit or interfere with Executive’s right to participate as a complainant or witness in any federal, state or local governmental agency investigation (including but not limited to any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to the Company. Employee is waiving, however, his right to any monetary recovery or relief (including but not limited to reinstatement of his employment) should the EEOC or any other agency or commission pursue any claims on his behalf; provided however, and for the avoidance of doubt, nothing herein prevents Executive from receiving any whistleblower award. Further, nothing in this Reaffirmation prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

4.    No Transfer of Potential Claims. Executive represents and warrants that he has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any of the claims released by this Reaffirmation and Executive agrees to indemnify and hold harmless the Released Parties from any clam, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of or in assignment.

5.    Non-Admission of Liability. Executive acknowledges and agrees that this Reaffirmation shall not in any way be construed as an admission by Company that it acted wrongfully with respect to Executive or any other person(s), or that Executive has any rights whatsoever against Company or any Released Party. Company specifically disclaims any liability to or wrongful acts against Executive or any other person(s).

6.    Sufficiency of Consideration. Executive agrees and acknowledges that the payment set forth in Section 4(c) of the Retirement Agreement, which Executive agrees and acknowledges that he is not entitled to receive absent execution of this Reaffirmation, have provided good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Reaffirmation.

7.    Consultation with Attorney. By signing below, Executive represents and warrants that he has had a period of at least twenty-one (21) calendar days to consider this Reaffirmation. Executive acknowledges that if he signs this Reaffirmation prior to the expiration of the 21-day period, that he did so voluntarily. By signing this Reaffirmation, Executive further acknowledges and agrees that:

(a)	he has carefully read and understands the terms of this Reaffirmation;

(b)

he has signed this Reaffirmation freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

(c)

the only consideration for signing this Reaffirmation are the terms stated in Section 4(c) of the Retirement Agreement and no other promise, agreement or representation of any kind has been made to Executive by any person or entity whatsoever to cause his to sign this Reaffirmation; and

(d)	Company advised Executive of his right to consult with an attorney before signing this Reaffirmation.

8.    Revocation Period. Executive may revoke this Reaffirmation for a period of seven (7) calendar days following the day he executes this Reaffirmation (“Revocation Period”). Any revocation within this period must be submitted, in writing, to Steve Avera, Chief Legal Officer, and state, “I hereby revoke my agreement to enter into the Reaffirmation.” The revocation must be personally delivered to Mr. Avera within seven (7) calendar days of Executive’s execution of this Reaffirmation. If Executive revokes this Reaffirmation, then this Reaffirmation shall terminate and be of no further force and effect. If Executive does not revoke this Reaffirmation prior to the eighth (8) day after Executive’s signing, Executive agrees that this Reaffirmation shall become enforceable on the eighth (8) day after his signing (the “Effective Date”).

9.    Severability. If any of the provisions of this Reaffirmation are determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, the Parties agree that such a determination shall not affect the enforceability of the other provisions herein.

10.    Governing Law. The laws of the State of Georgia shall govern the validity and interpretation of this Reaffirmation, without regard to conflict of laws provisions.

11.    Plain Meaning and Drafting. This Reaffirmation shall be interpreted in accordance with the plain meaning of its terms. Although the initial draft of this Reaffirmation has been drafted by counsel for Company, the Parties agree that this Reaffirmation cannot be construed in favor of or against any of the Parties to this Reaffirmation. The Parties agree that they have had the opportunity to consult with counsel of their choosing with respect to the terms of this Reaffirmation.

12.    No Representations. Executive represents and acknowledges that in executing this Reaffirmation, Executive does not rely and has not relied upon any representation or statement not set forth herein made by Company, by any of the Released Parties or by any of Company’s or Released Parties’ agents, representatives, members, or attorneys with regard to the subject matter, basis, or effect of this Reaffirmation or otherwise.

13.    Sole and Entire Agreement. This Reaffirmation, along with the Retirement Agreement, sets forth the entire agreement between the parties hereto and fully supersedes any and all other prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Reaffirmation shall not be modified except in writing.

14.    Remedies and Forum Selection. Any controversy or claim arising out of or relating to this Reaffirmation, including any claimed breach of the Reaffirmation, or any other dispute between the Parties of any nature, shall be submitted to and settled exclusively before a single arbitrator in the forum of JAMS located in Atlanta, Georgia and conducted in accordance with the National Rules for the Resolution of Employment Disputes. Should either party file an action to enforce the terms of this Reaffirmation, the prevailing party in such action shall be awarded reasonable attorneys’ fees and costs incurred in bringing such action, in addition to any other remedies available in law or in equity.

15.    Counterparts. This Reaffirmation may be executed in counterparts, each of which, when taken together, shall constitute one entire original Reaffirmation. Facsimile and/or scanned-and-emailed signatures are acceptable as originals.

IN WITNESS WHEREOF, Allen Shiver and Flowers Foods, Inc. have executed this Reaffirmation as of the date written below their requisite signatures.

BY SIGNING THIS RELEASE, EXECUTIVE STATES THAT: HE HAS READ IT; HE UNDERSTANDS IT AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS; HE AGREES TO ALL THE TERMS CONTAINED WITHIN THE REAFFIRMATION; HE IS AWARE OF HIS RIGHTS TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; HE HAS CONSULTED WITH HIS ATTORNEY BEFORE SIGNING IT; HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

By:

Allen Shiver

Date: , 2019

Flowers Foods, Inc.

By:

Its:	Chief Financial Offer and Chief Administrative Officer

Date: , 2019